THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS, AND HAS NOT BEEN ISSUED PURSUANT TO AN INDENTURE QUALIFIED UNDER THE TRUST INDENTURE ACT OF 1939, AS AMENDED. THIS NOTE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, IN THE ABSENCE OF (1) A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO THIS NOTE, OR (2) AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE ACCEPTABLE TO UDC HOMES, INC., THAT SUCH REGISTRATION IS NOT REQUIRED.


                   14 1/2% SERIES D SUBORDINATED NOTE DUE 2000


$5,000,000.00                                                    March ___, 1996
                                                                Phoenix, Arizona

         FOR VALUE RECEIVED, UDC Homes, Inc., a Delaware corporation, promises to pay to the order of _________________ the principal sum of Five Million and 00/100 Dollars ($5,000,000.00) on November 1, 2000 with interest on the unpaid principal balance from the date hereof at the rate and on the other terms and conditions set forth below.

         This Note is one of a series of Notes in the aggregate principal amount of $10,000,000.00 constituting 14 1/2% Series D Subordinated Notes due 2000 of the Company. The agreements set forth herein are for the equal and ratable benefit of all holders of the Notes.


                                    ARTICLE 1
                      DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.1       Definitions
                  -----------

         "Affiliate" of any Person means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the referent Person. For purposes of this definition, control of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         "Bankruptcy Law" means title 11, U.S. Code or any similar federal or state law for the relief of debtors.

         "Banks" means the lenders under the Exit Financing, including without limitation, all current lenders, and all other assignees, transferees, pledgees, and participants with respect to the

Exit Financing whether now or hereafter existing.

         "Board of Directors" means the Board of Directors of a Person or any authorized committee of the Board of Directors of such Person.

         "Business Day" means any day other than a Legal Holiday.

         "Capital Stock" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

         "Closing Date" means November 14, 1995.

         "Common Equity" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person, or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

         "Company" means UDC Homes, Inc., a Delaware corporation, and any successor to UDC Homes, Inc., pursuant to the applicable provisions of this Note.

         "Consolidated Net Worth" of the Company as of any date means the stockholders' equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of the Company and its Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP.

         "Custodian" shall have the meaning specified in Section 6.1.

         "Default" means any event, act or condition that after notice or the passage of time or both would be an Event of Default.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of this Note.

         "Event of Default" shall have the meaning specified in Section 6.1.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exit Financing" means (i) the Term Loan, (ii) UDC Master Revolving Line of Credit

(Borrowing Base) Loan Agreement, dated November 8, 1995, by and between UDC Homes, Inc. and Bank One, Arizona, NA, and Bankers Trust Company, in their individual capacities and as agents for themselves and one or more other banks, and their respective successors, assigns, and participants and all related loan documents referred to therein, (iii) Master Revolving Line of Credit Construction Loan Agreement, dated November 6, 1995, between UDC Homes, Inc. and Bank of America Arizona and all related loan documents referred to therein, (iv) Third Restated Acquisition and Development Loan Agreement, dated November 6, 1995, between UDC Homes, Inc., Westbrook Village Venture and Bank of America Arizona and all related loan documents referred to therein, (v) Third Restated Revolving Line of Credit Construction Loan Agreement, dated November 6, 1995, between UDC Homes, Inc., Westbrook Village Venture and Bank of America Arizona and all related loan documents referred to therein, (vi) UDC Homes, Inc. Letter Agreement addressed to Bank of America Arizona dated November 6, 1995 re: ME II Limited Partnership, (vii) UDC Homes, Inc. Letter Agreement addressed to Bank of America Arizona dated November 6, 1995 re: Mill & Ellis Office Limited Partnership, and (viii) all other guarantees, subordination agreements and other documents executed by the Company or its Affiliates in connection with the facilities and other arrangements described in clauses (i) through (vii), as such facilities and other arrangements described in clauses (i) through (vii) may be amended, modified, renewed, extended, restated, replaced or otherwise changed from time to time.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date hereof.

         "Holder" means a Person in whose name the Note is registered.

         "Interest  Payment  Date" shall have the meaning  specified  in Section
         2.6.

         "Legal Holiday" shall have the meaning specified in Section 8.5.

         "Notes" means this 14 1/2% Series D Subordinated Note due 2000 in the principal amount of $5,000,000, any Notes issued upon the transfer or exchange of this Note, any Notes issued in payment of interest pursuant to Section 2.7 hereof and all other identical Notes in the series identified as 14 1/2% Series D Subordinated Notes due 2000 with an aggregate principal amount of $10,000,000.

         "Officers" means the President, the Treasurer, any Assistant Treasurer, Controller, Secretary or any Vice President of a Person.

         "Officers' Certificate" means a certificate signed by two Officers, one of whom must be the Person's chief operating officer, chief financial officer or controller of financial accounting.

         "Opinion of Counsel" means an opinion from legal counsel who is acceptable to the Person receiving the opinion. The counsel may be counsel to the Company.

         "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

         "Preferred Stock" of any Person means all Capital Stock of such Person which has a preference in liquidation or preference with respect to the payment of dividends.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Senior Notes" means the Series A Senior Notes, the Series B Senior Notes and the Series C Senior Notes.

         "Series A Senior Notes" means the Company's 12 1/2% Series A Senior Notes due May 1, 2000 issued pursuant to an indenture dated as of November 14, 1995 between the Company and American Bank National Association, as trustee.

         "Series B Senior Notes" means the Company's 12 1/2% Series B Senior Notes due May 1, 2000 issued pursuant to an indenture dated as of November 14, 1995 between the Company and American Bank National Association, as trustee.

         "Series C Senior Notes" means the Company's 14 1/2% Series C Subordinated Notes due November 1, 2000 issued pursuant to an indenture dated as of November 14, 1995 between the Company and American Bank National Association, as trustee.

         "Subsidiary" of any Person means (i) any corporation of which at least a majority of the aggregate voting power of all classes of the Common Equity is owned by such Person directly or (ii) any entity other than a corporation in which such person, directly or indirectly, owns at least a majority of the Common Equity of such entity.

         "Successor" shall have the meaning specified in Section 5.1.

         "Term Loan" means (i) UDC Term Loan Agreement (Bank Group), dated November 9, 1995, by and between UDC Homes, Inc. and Bank One, Arizona, NA, and Bankers Trust Company, in their individual capacities and as agents for themselves and one or more other banks, and their respective successors, assigns, and participants and all related loan documents referred to therein;
(ii) UDC Term Loan Agreement (BOAZ), dated November 8, 1995, between UDC Homes, Inc. and Bank One, Arizona, NA, and its successors, assigns and participants and all related loan documents referred to therein; (iii) Realty Dealers Term Loan Agreement, dated November 8, 1995, by and between Realty Dealers, Ltd., and Bank One, Arizona, NA, which is guaranteed by UDC Homes, Inc. and all related loan documents referred to therein; (iv) Sunrise Term Loan Agreement, dated November 8, 1995, between Sunrise Limited Partnership and Bank One, Arizona, NA, which is guaranteed by UDC Homes, Inc. and all related loan documents referred to therein; (v) MountainBrook Term Loan Agreement, dated November 8, 1995, between MountainBrook Village Joint Venture and Bank One, Arizona, NA, which is guaranteed by UDC Homes, Inc. and all related loan documents referred to therein; (vi) Master Term Loan Agreement, dated November 6, 1995, between UDC Homes, Inc., Bank of America Illinois and Bank of America National Trust & Savings Association and all related loan documents referred to therein; (vii) Term Loan Agreement (Terra), dated November 6, 1995, between Terra California Limited Partnership, UDC Homes, Inc. and Bank of America Illinois and all related loan documents referred to therein; and (viii) all other guarantees, subordination agreements and other documents executed by the Company or its Affiliates in connection with the facilities described in clauses (i) through (vii) as such facilities and other arrangements described in clauses (i) through (vii) may be amended, modified, renewed, extended, restated, replaced or otherwise changed from time to time.

         "Transfer" shall have the meaning specified in Section 2.1.

SECTION 1.2       Rules of Construction
                  ---------------------

         Unless the context otherwise requires:

                  (a) a term has the meaning assigned to it;

                  (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

                  (c) "or" is not exclusive;

                  (d) words in the singular include the plural, and in the plural include the singular; and

                  (e) provisions apply to successive events and transactions.

                                    ARTICLE 2
                                    THE NOTES

SECTION 2.1       Transfer and Exchange
                  ---------------------

         The Notes have not been registered under the Securities Act or under any state securities laws, and have not been issued pursuant to an indenture qualified under the Trust Indenture Act of 1939, as amended, in reliance upon specific exemptions from the registration requirements of such laws. The Notes may not be sold, transferred, pledged, hypothecated or otherwise disposed of (each, a "Transfer"), in whole or in part, in the absence of: (a) a current and effective registration statement under the Securities Act and applicable state securities laws, or (b) an opinion of counsel, in form and substance acceptable to the Company that such registration is not required. A Holder engaging in a Transfer of the Notes permitted pursuant to this Section 2.1 shall present its Note for Transfer duly endorsed or accompanied by a written instruction of Transfer in a form satisfactory to the Company, duly executed by the Holder or the Holder's attorney duly authorized in writing. Any permitted transferee of a Note shall be bound by the terms and conditions hereof, including without limitation the restrictions on Transfer set forth in this Section 2.1. No service charge shall be made to a Holder for any registration of Transfer, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than such transfer tax or similar governmental charge payable upon exchanges pursuant to
Section 3.6 or 7.4 hereof). Any Transfer not in compliance with the provisions of this Section 2.1 shall be null and void.

SECTION 2.2       Replacement Notes
                  -----------------

         If any mutilated Note is surrendered to the Company, or the Company receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue a replacement Note if the Company's requirements are met. If required by the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Company to protect the Company from any loss that it may suffer if a Note is replaced. The Company may charge the Holder for its expenses in replacing a Note.

SECTION 2.3       Outstanding Notes
                  -----------------

         The Notes outstanding at any time are all the Notes issued by the Company except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.3 as not outstanding.

         If a Note is replaced pursuant to Section 2.2 hereof, the replaced Note ceases to be outstanding.

         If the principal amount of any Note is paid under Section 4.1, the Note ceases to be outstanding and interest on it ceases to accrue.

          A Note held by the Company or an Affiliate of the Company will be treated as being outstanding to the same extent as if it were held by any other Holder.

SECTION 2.4       Cancellation
                  ------------

         The  Company   shall  cancel  all  Notes  (or  such  portion   thereof)
surrendered for registration of Transfer, exchange, payment, replacement or cancellation. The Company may not issue new Notes to replace Notes that it has paid or that otherwise are no longer outstanding pursuant to Section 2.3 hereof.

SECTION 2.5       Interest Rate
                  -------------

         Interest shall accrue on the unpaid principal amount of the Notes (and overdue installments of interest) at 14 1/2% per annum from the most recent date on which interest has been paid or, if no interest has been paid, from the date of issuance, through the date on which the unpaid principal amount is paid in full. Interest shall be computed on the basis of a 360-day year.

SECTION 2.6       Interest Payment Date
                  ---------------------

         Subject to the subordination provisions of Section 2.8, the Company shall pay interest in arrears semi-annually on May l and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"), with the first Interest Payment Date to be November 1, 1996. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Holders, in each case at the rate provided in Section 2.5 hereof. The Company shall fix each such special record date and payment date. At least 15 days before the record date, the Company shall mail to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.7       Method of Interest Payment
                  --------------------------

         The Company shall pay interest on the Notes to the Holders at the close of business on the record date preceding the next Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date. Subject to Section 2.8, the Company shall pay interest on the Notes either:

         a. after the later of (i) the second anniversary of the Closing Date and (ii) the date on which the Term Loan is repaid in full, in cash, provided that the Company may pay such amounts by check mailed to the Holder's registered address; or

         b. at any time by the issuance of Notes in the face amount of the interest then due.

Notes so issued shall be dated the applicable Interest Payment Date, shall bear interest from and after such date, and shall be governed by, and subject to the terms, provisions and conditions hereof, and shall have the same rights and benefits as Notes previously issued. To the extent the Company pays interest on the Notes in both cash and Notes on an Interest Payment Date, such cash and Notes shall be allocated among the Notes on a pro rata basis.

         The Company shall also comply with any notice requirements with respect to its payment of interest on the Notes as provided in its agreements with the Banks under the Exit Financing.

SECTION 2.8       Subordination
                  -------------

                  (a) The indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Section 2.8, to the prior payment in full of all trade debt, Exit Financing and Senior Notes. The subordination is for the benefit of the trade creditors, the Banks and the holders of Senior Notes, and the Company agrees to take such action and execute such documents as may be necessary or appropriate from time to time to acknowledge or effectuate the subordination as provided in this Section 2.8.

                           This  Section  2.8  shall  remain  in full  force and
effect, and shall not be subject to modification, as long as either (i) any amount under the Exit Financing or Senior Notes is outstanding or (ii) any of the Banks are committed to have or otherwise agreed to make loans and advances or otherwise extend credit to the Company pursuant to any of the Exit Financing; provided, however, that this Section 2.8 shall only be in effect with respect to trade debt so long as Senior Notes are outstanding. For purposes of this Section 2.8, the Exit Financing and the indebtedness under the Exit Financing shall include all amounts now or hereafter outstanding with respect to the Exit Financing, including without limitation, principal, interest, fees, costs, expenses, indemnification obligations and other amounts.

                  (b) Upon any payment or distribution, whether of cash, securities or other property, to creditors of the Company in a liquidation (total or partial), reorganization or dissolution of the Company, whether voluntary or involuntary, or in a bankruptcy, reorganization, insolvency, receivership, assignment for the benefit of creditors, marshalling of assets or similar proceeding relating to the Company or its property (any such proceeding, a "Bankruptcy Proceeding"):

                           (i) the Banks, the holders of Senior Notes and trade creditors shall be entitled to receive payment in full, in cash equivalents, of all amounts due with respect to trade debt and under the Exit Financing and Senior Notes, as the case may be, before Holders shall be entitled to receive any payment of principal of, or interest accruing before or after the commencement of a bankruptcy case by or against the Company, whether or not interest constitutes an allowed claim against the Company, or any other distribution with respect to, the Notes; and

                           (ii) until all trade debt, Exit Financing and Senior Notes are paid in full in cash or cash equivalents as provided in clause (i) above and all obligations of the Banks and each of them to make loans and advances or otherwise extend credit to the Company pursuant to the Exit Financing have expired or terminated, any distribution to which Holders would be entitled but for this Section
         2.8 shall be made to the trade creditors, Banks and the holders of Senior Notes as their interests may appear.

                           Upon  any  distribution  of  assets  of  the  Company
referred to in this Section 2.8(b), the Holders shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which the applicable Bankruptcy Proceeding is pending for the purpose of ascertaining (i) the Persons entitled to participate in such distribution, (ii) the identities of the trade creditors, Banks or the holders of Senior Notes,
(iii) the amount of indebtedness outstanding to trade creditors or under the Exit Financing or Senior Notes or the amounts payable thereon, (iv) the amount or amounts paid or distributed thereon, and (v) all other facts pertinent thereto or to this Section 2.8(b) (such information described in clauses (i) through (v), the "Applicable Information"), and Holders shall be entitled to rely upon a certificate of the liquidating trustee or agent or other such Person making any distribution to the Holders (each of such Persons, a "Distribution Agent") for the purpose of ascertaining the Applicable Information.

                  (c) The payment of principal shall be fully subordinated to the Exit Financing and Senior Notes, and no such payments of principal or redemption shall be made (notwithstanding any contrary provision hereof) unless and until (i) the Company has paid in full (including pursuant to a redemption, if applicable) all of the Exit Financing and Senior Notes and (ii) all obligations of the Banks and each of them to make loans and advances or otherwise extend credit to the Company pursuant to the Exit Financing have expired or terminated. Payments of interest may be made on the Notes in accordance with the terms hereof; provided, however, that notwithstanding any contrary provision hereof, no interest shall be paid (a) at any time a default exists under the Exit Financing or Senior Notes, or at any time that there will be a default under the Exit Financing or Senior Notes with the passage of time or upon the giving of notice, or (b) when the payment of interest would constitute or result in a default under the Exit Financing or Senior Notes.

                  (d) If a distribution  is made to Holders that because of this
Section 2.8 should not have been made to them, the Holders who receive the distribution shall hold it in trust for the Banks, the holders of Senior Notes and trade creditors, as the case may be, and pay it over to them as their interests may appear.

                  (e) The Company shall promptly notify the Holders by an appropriate Officers' Certificate of the Company delivered to the Holders of any facts known to the Company that would cause a payment of principal of or interest on the Notes to violate this Section 2.8, but failure to give such notice shall not affect the subordination of the Notes to the Exit Financing and the Senior Notes provided in this Section 2.8.

                  (f) After all indebtedness under the Exit Financing and the Senior Notes is paid in cash or cash equivalents in full and until the Notes are paid in full and all obligations of the Banks and each of them to make loans and advances or otherwise extend credit to the Company pursuant to the Exit Financing have expired or terminated, Holders shall be subrogated to the rights of the Banks and the holders of Senior Notes to receive distributions applicable to the Exit Financing and the Senior Notes to the extent that distributions otherwise payable to Holders have been applied to payments with respect to the Exit Financing or Senior Notes. A distribution made under this Section 2.8 to Banks and the holders of Senior Notes which otherwise would have been made to Holders is not, as between the Company and the Holders, a payment by the Company with respect to Exit Financing or Senior Notes.

                  (g) No right of any Bank or trade creditor or of any present or future holder of Senior Notes to enforce the subordination of the indebtedness evidenced hereby shall be impaired by any act or failure to act by the Company or anyone in custody of its assets or property or by its failure to comply with the terms hereof. No renewal, modification, replacement, restatement, change or extension of the Exit Financing, no release or surrender of any security for the Exit Financing or the obligations of any endorsers, sureties or guarantors thereof, and no delay or omission in exercising, or waiver of, any right or power on account of or in connection with the Exit Financing, shall in any manner impair or affect the provisions of this Section 2.8.

                  (h) Whenever a distribution is to be made to the Holders or a notice to be given to the Holders, trade creditors or the Banks, the distribution may be made and the notice may be given to their designated representatives, if any, as from time to time specified by notice to the Company.

                  (i) A Default or Event of Default on the Notes may not be declared while any of the Exit Financing or Senior Notes remains outstanding or committed and may not be declared until all obligations of the Banks and each of them to make loans and advances or otherwise extend credit to the Company pursuant to the Exit Financing have expired or terminated.

                                    ARTICLE 3
                                   REDEMPTION

SECTION 3.1       Notices
                  -------

         So long as such redemption is not in violation of any of the covenants or provisions of the Exit Financing or Senior Notes or Section 2.8 hereof, the Notes may be redeemed in whole or in part together with the payment of unpaid principal plus all accrued interest at any time without the payment of any premium or penalty after the Company has redeemed or otherwise paid in full all of the Senior Notes. The Company shall comply with any notice requirements with respect to its election to redeem any or all of the Notes as provided in its agreements with the Banks under the Exit Financing.

SECTION 3.2       Selection of Notes To Be Redeemed
                  ---------------------------------

         If fewer than all of the Notes are to be redeemed, the Company shall select the Notes to be redeemed on a pro rata basis. The particular Notes to be redeemed shall be selected by the Company from the outstanding Notes not previously redeemed. Notes and portions of them selected shall be in amounts of $1,000 or whole multiples of $1,000. Except as provided in the preceding sentence, provisions hereof that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.3       Notices to Holders
                  ------------------

         At least 15 days but not more than 60 days before a redemption date, the Company shall mail a notice to each Holder whose Notes are to be redeemed at the last registered address of such Holder. The notice shall identify the Notes to be redeemed and shall state:

                  (a) the redemption date;

                  (b) the redemption price;

                  (c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

                  (d) that Notes called for redemption must be surrendered to the Company at the address specified in such notice to collect the redemption price; and

                  (e) that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date.

SECTION 3.4       Effect of Notice of Redemption
                  ------------------------------

         Once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date at the redemption price.

SECTION 3.5       Deposit of Redemption Price
                  ---------------------------

         On or prior to the redemption date, the Company shall pay the redemption price of, and accrued interest on, all Notes to be redeemed on that date. Each Holder shall surrender the Notes to the Company to collect the redemption payments.

         If the Company complied with the preceding paragraph, interest on the Notes or portions thereof to be redeemed (whether or not such Notes are presented for payment) will cease to accrue on the applicable redemption date. If any Note called for redemption shall not be so paid upon surrender because of the failure of the Company to comply with the preceding paragraph, then interest will be paid on the unpaid principal from the redemption date until such principal is paid and on any interest not paid on such unpaid principal, in each case, at the rate provided herein.

SECTION 3.6       Notes Redeemed in Part
                  ----------------------

         Upon surrender of a Note that is redeemed in part, the Company shall issue for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

                                    ARTICLE 4
                                    COVENANTS

SECTION 4.1       Payment of Notes
                  ----------------

         The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided herein. Each Holder shall surrender the Notes to the Company to collect principal payments.

         The Company shall pay interest on overdue principal at the rate equal to the per annum interest rate that appears herein to the extent lawful; the Company shall pay interest on overdue installments of interest at the same rate as is payable on overdue principal to the extent lawful.

SECTION 4.2       SEC Reports: Financial Statements
                  ---------------------------------

                  (a) The Company shall cause to be mailed to the Holders, at their addresses appearing in the register of Notes maintained by the Company and within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The Company shall remain subject to the requirements of such Section 13 or 15(d) so long as it is required to do so by any of the provisions thereof and shall file all information, documents and other reports as may be required thereunder, as required under clause (b) of this Section 4.2.

                  (b) The Company shall cause any audited financial statements and its quarterly unaudited financial statements to be mailed to the Holders at their addresses appearing in the register of Notes maintained by the Company.

SECTION 4.3       Corporate Existence
                  -------------------

         Subject to the provisions of Article 5 hereof, the Company shall do or cause to be done all reasonable things necessary to preserve and keep in full force and effect its corporate existence.

SECTION 4.4       Stay, Extension and Usury Laws
                  ------------------------------

         The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the Company's obligation to pay the Notes; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law insofar as such law applies to the Notes, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law had been enacted.

                                    ARTICLE 5
                                   SUCCESSORS

SECTION 5.1       Limitations on Mergers and Consolidations
                  -----------------------------------------

         The Company will not consolidate or merge (whether or not the Company shall be the surviving corporation) or sell, assign, transfer or lease, all or substantially all of its properties and assets, as an entirety, to any Person unless: (i) the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which any such sale, assignment, transfer or lease shall be made (collectively, the "Successor"), is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes all of the obligations of the Company hereunder; and (ii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction.

         The Company shall deliver to the Holders prior to the consummation of the proposed transaction an Officers' Certificate to the foregoing effect and an Opinion of Counsel stating that the proposed transaction and assumption of the Notes referred to in clause (i) of the preceding paragraph comply with the terms hereof.

SECTION 5.2       Successor Corporation Substituted
                  ---------------------------------

         Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company or any assignment of its obligations hereunder in accordance with Section 5.1, the Successor formed by such consolidation or merger or to which such sale, lease, conveyance or other disposition or assignment is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company hereunder with the same effect as if such Successor had been named originally as the Company herein, and the Company, in the case of a sale, lease, conveyance or other disposition or assignment, shall be released from all obligations hereunder.

                                    ARTICLE 6
                              DEFAULTS AND REMEDIES

SECTION 6.1       Event of Default
                  ----------------

         An "Event of Default" may occur only after the Company has redeemed or otherwise paid in full all of the Senior Notes and Exit Financing and then only upon:

                  (a) failure by the Company to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

                  (b) failure by the Company to pay the principal or premium of any of the Notes when it becomes due and payable;

                  (c) failure by the Company to comply with any agreement or covenant in this Note and continuance of such failure for 65 days after notice of such failure has been given to the Company by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

                  (d) the Company pursuant to or within the meaning of any Bankruptcy Law:

                           (1) commences a voluntary case,

                           (2) consents to the entry of any order for relief against it in an involuntary case,

                           (3) consents to the  appointment of a Custodian of it
                  or for all or substantially all of its property, or

                           (4) seeks to effect a general assignment for the benefit of its creditors; or

                  (e) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                           (1) is for relief against the Company as debtor in an
                  involuntary case,

                           (2) appoints a Custodian of the Company or a Custodian for all or substantially all of the property of the Company, or

                           (3) orders the liquidation of the Company,

         and the order or decree remains unstayed and in effect for 90 days.

         The term "Custodian" means any receiver, trustee assignee, liquidator or similar official under any Bankruptcy Law.

         A Default under clause (c) above is not an Event of Default until the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company of the Default and the Company fails to cure the Default within 65 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

SECTION 6.2       Acceleration
                  ------------

         If an Event of Default (other than an Event of Default with respect to the Company specified in clause (d) or (e) of Section 6.1) shall have occurred and be continuing hereunder, the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal amount of, and all accrued and unpaid interest on, the outstanding Notes shall immediately become due and payable. If an Event of Default specified in clause (d) or (e) of
Section 6.1 and involving the Company occurs, all outstanding Notes shall ipso facto become due and payable without any action or notice on the part of any Holder. The Holders of a majority in aggregate principal amount of the Notes then outstanding may waive an existing Default or Event of Default (other than any Default or Event of Default in payment of principal or interest on the Notes) hereunder and its consequences. The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Company may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal on the Notes which resulted solely from such acceleration) have been cured or waived.

SECTION 6.3       Other Remedies
                  --------------

         If an Event of Default occurs and is continuing, the Holders may pursue any available remedy to collect the payment of principal or interest on the Notes or to enforce the performance of any provision hereof.

         A delay or omission by any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4       Waiver of Past Defaults
                  -----------------------

         Subject to Section 6.7 and Section 8.2, the Holders of a majority in principal amount of the then outstanding Notes by notice to the Company may waive an existing Default or Event of Default and its consequences (including waivers obtained in connection with a tender offer or exchange offer for Notes), except a continuing Default or Event of Default in the payment of the principal of or interest on any Note. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose hereof; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 6.5       Control by Majority
                  -------------------

         The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Holders or exercising any power conferred on them.

SECTION 6.6       Limitations on Suits
                  --------------------

         Except as provided in Section 6.7, a Holder may pursue a remedy with respect to the Notes only if:

                  (a) the Holder gives to the Company and the other Holders written notice of a continuing Event of Default;

                  (b) the Holders of at least 25% in principal amount of the then outstanding Notes agree in writing to pursue the remedy; and

                  (c) during the 60-day period following the giving of the notice described in clause (a) above, the Holders of a majority in principal amount of the then outstanding Notes do not give the Holder a direction inconsistent with the request.

         A Holder may not use this Note to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.7       Rights of Holders to Receive Payment
                  ------------------------------------

         Notwithstanding any other provision hereof, the right of any Holder of a Note to receive payment of principal and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

                                    ARTICLE 7
                                   AMENDMENTS

SECTION 7.1       Without Consent of Holders
                  --------------------------

         Upon resolution of the Company's Board of Directors authorizing any such amendment, the Company may amend this Note or waive any provision hereof without the consent of any Holder:

                  (a) to cure any ambiguity, defect or inconsistency;

                  (b) to comply with Section 5.1;

                  (c) to provide for uncertificated Notes in addition to certificated Notes; or

                  (d) to make any change that does not adversely affect the legal rights hereunder of any Holder.

SECTION 7.2       With Consent of Holders
                  -----------------------

         Except as provided below in this Section 7.2, upon resolution of the Company's Board of Directors authorizing any such amendment, the Company may amend this Note without notice to any Holder but with the written consent (including consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the then outstanding Notes.

         It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

         The Holders of a majority in principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision hereunder (including waivers obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder affected, an amendment or waiver under this Section may not:

                  (a) reduce the amount of Notes whose Holders are needed to consent to an amendment, supplement or waiver;

                  (b) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

                  (c) reduce the principal of or change the maturity of any Note;

                  (d) make any Note payable in money other than that stated in the Note;

                  (e) make any change in Sections 6.4 or 6.7 hereof or in this sentence of this Section 7.2; or

                  (f) modify the ranking of the Notes.

         The right of any Holder to participate in any consent required or sought pursuant to any provision hereunder (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Company in a notice furnished to Holders in accordance with the terms of Section 7.3.

SECTION 7.3       Revocation and Effect of Consents
                  ---------------------------------

         Until an amendment (which includes any supplement) or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his or her Note or portion of a Note if the Company receives written notice of revocation before the date the amendment or waiver becomes effective. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

         The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment or waiver. If the Company elects to fix a record date for such purpose, the record date shall be fixed at such date as the Company shall designate. If a record date is fixed, then notwithstanding the provisions of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date unless consents from Holders of the principal amount of Notes required hereunder for such amendment or waiver to be effective shall have also been given and not revoked within such 90-day period.

         After an amendment or waiver becomes effective, it shall bind every Holder, unless it is of the type described in any of clauses (a) through (f) of
Section 7.2. In such case, the amendment or waiver shall bind each Holder of a Note who has consented to it and every subsequent Holder of a Note that evidences the same debt as the consenting Holder's Note.

SECTION 7.4       Notation on or Exchange of Notes
                  --------------------------------

         The Company may place an appropriate notation about an amendment or waiver on any Note thereafter issued. The Company in exchange for all Notes may issue new Notes that reflect the amendment or waiver.

                                    ARTICLE 8
                                  MISCELLANEOUS

SECTION 8.1       Notices
                  -------

         Any notice or communication by a Holder to the Company is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the following address:

                  UDC Homes, Inc.
                  4812 South Mill Avenue
                  Tempe, Arizona 85282
                  Attention:  Chief Financial Officer
                  Telecopier No.:  (602) 730-3493

Any notice or communication to a Holder shall be mailed by first-class mail to the Holder's address shown on the register kept by the Company. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. The Company or a Holder by written notice to the other may designate additional or different addresses for subsequent notices or communications.

         All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

         If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

SECTION 8.2       Communication by Holders with Other Holders
                  -------------------------------------------

         Holders may communicate with other Holders with respect to their rights hereunder.

SECTION 8.3       Statements Required in Certificate or Opinion
                  ---------------------------------------------

         Each certificate or opinion with respect to compliance with a condition or covenant provided for herein shall include:

                  (a) a statement that the Person making such certificate or opinion has read such covenant or condition;

                  (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

                  (c) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                  (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

         Any Officers' Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless such Officer knows that the opinion with respect to the matters upon which his certificate may be based as aforesaid is erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any Opinion of Counsel may be based, insofar as it relates to factual matters, upon the certificate, statement or opinion of or representations by an officer or officers of the Company, or other persons or firms deemed appropriate by such counsel, unless such counsel knows that the certificate, statement or opinion or representation with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous.

         Any Officers' Certificate, statement or Opinion of Counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representation by an accountant (who may be an employee of the Company), or firm of accountants, unless such Officer or counsel, as the case may be, knows that the certificate or opinion or representation with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous.

SECTION 8.4       Legal Holidays
                  --------------

         A "Legal Holiday" is a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

SECTION 8.5       No Recourse Against Others
                  --------------------------

         A director, officer or employee of the Company, as such, will have no liability for any obligations of the Company hereunder. Each Holder by accepting a Note waives and releases all such liability.

SECTION 8.6       Governing Law
                  -------------

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

SECTION 8.7       No Adverse Interpretation of Other Agreements
                  ---------------------------------------------

         This Note may not be used to interpret an indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Note. This writing constitutes the entire agreement of the parties with respect to the subject matter hereof. Unless expressly otherwise indicate herein, an action or transaction permitted by one provision hereof must nonetheless comply with all other applicable provisions hereof; and any action or transaction not permitted by a provision of this Note shall not be permitted regardless of whether any other provision hereof might permit such action or transaction.

SECTION 8.8       Successors
                  ----------

         All agreements of the Company herein shall bind its successors. All agreements of the Holders herein shall bind their successors.

SECTION 8.9       Severability
                  ------------

         In  case  any   provision   herein   shall  be   invalid,   illegal  or
unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.10      Headings
                  --------

         The headings of the Articles and Sections hereof have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 8.11               Benefits of Note
                           ----------------

         Nothing herein, express or implied, shall give to any Person, other than the Holders, any benefit or any legal or equitable right, or claim hereunder.


         IN WITNESS WHEREOF, and intending to be legally bound hereby, the Company has executed this Note as of the __ day of March, 1996.

                                            UDC Homes, Inc.



                                            ---------------------------
                                            Jacques C. Lazard
                                            Executive Vice President
                                            and Chief Financial Officer

                            ADDENDUM AND AMENDMENT TO
                       14 1/2% SERIES D SUBORDINATED NOTE
                                    DUE 2000


                  THIS ADDENDUM AND AMENDMENT (the "Agreement") is executed and delivered as of this 24th day of July, 1996, by DMB RESIDENTIAL L.L.C. ("Holder"), and UDC HOMES, INC., a Delaware corporation ("Company").

                                    RECITALS:
                                    ---------

                  A. Holder is the holder of that certain 14 1/2% Series D Subordinated Note Due 2000, dated March 15, 1996 in the original principal amount of $5,000,000.00 (the "D Note") made by Company.

                  B. All capitalized terms used herein shall have the meanings given to such terms in the D Note.

                  C. Pursuant to the Exit Financing, the Company is required to obtain consent of the Banks to the issuance of the D Note.

                  D. As a condition to such approval, certain of the Banks have required the execution and delivery of this Agreement.

                  NOW, THEREFORE, in order to induce the Banks to approve the D Note, Holder and Company agree as follows:

                  1. Notwithstanding that the Series C Senior Notes are included as "Senior Notes" pursuant to the terms of the D Note and are referred to as "Series C Senior Notes", Company and Holder acknowledge and agree for the benefit of the Banks that (i) the Series C Senior Notes are subordinated to the Exit Financing pursuant to the terms of the Indenture dated November 14, 1995 between the Company and American Bank National Association, as trustee (the "C
Note Indenture") for the Series C Senior Notes and (ii) nothing contained in the D Note shall amend or modify such subordination provisions in the C Note Indenture or be deemed to be the waiver by Banks of any provision thereof and
(iii) any payment or distribution, whether of cash, securities or other property, to creditors of the Company pursuant to Section 2.8(b) of the D Note, shall also be subject to the terms and conditions of the C Note Indenture and to the priorities of distribution set forth therein in favor of the Banks.

                  2. The Holder agrees to take such further action and execute such other documents as may be necessary or appropriate from time to time to acknowledge or effectuate the subordination as provided in Section 2.8 of the D Note as amended by this Agreement.

                  3. Notwithstanding Section 8.11 of the D Note, the Company and Holder acknowledge and agree that the subordination provisions of the D Note, including, without limitation, the provisions of Section 2.8 thereof are for the express benefit of the Banks and, accordingly, the D Note may not be amended or modified without the consent of the Banks.

                  4. Holder represents and warrants that a fully executed copy of this Agreement has been attached to the D Note and the first page of the D
Note includes (either by writing such notation on the face of the D Note or otherwise permanently affixing a notation thereto) that: "This Promissory Note is subject to the terms and conditions of that certain Addendum and Amendment Agreement dated July 24, 1996."

                  5. This writing constitutes the entire agreement of the parties with respect to the subject matter herein. This Agreement may not be amended or modified in any respect without the consent and joinder of the Banks. This Agreement shall bind and inure to the benefit of the Company, the Holder, the Banks, and their respective successors and assigns.

                  6. This agreement may be executed in counterparts, which together shall constitute a single agreement.


                                   UDC HOMES, INC., a Delaware corporation


                                   By:__________________________________________
                                   Name:________________________________________
                                   Title:_______________________________________


                                   DMB RESIDENTIAL L.L.C., an Arizona limited liability company

                                   By:     DMB Associates, Inc., an Arizona
                                           corporation, Manager


                                           By:__________________________________
                                           Name:________________________________
                                           Title:_______________________________

                            ADDENDUM AND AMENDMENT TO
                       14 1/2% SERIES D SUBORDINATED NOTE
                                    DUE 2000


                  THIS ADDENDUM AND AMENDMENT (the "Agreement") is executed and delivered as of this 24th day of July, 1996, by EASTRICH NO. 184, LLC ("Holder"), and UDC HOMES, INC., a Delaware corporation ("Company").

                                    RECITALS:

                  A. Holder is the holder of that certain 14 1/2% Series D Subordinated Note Due 2000, dated March 15, 1996 in the original principal amount of $5,000,000.00 (the "D Note") made by Company.

                  B. All capitalized terms used herein shall have the meanings given to such terms in the D Note.

                  C. Pursuant to the Exit Financing, the Company is required to obtain consent of the Banks to the issuance of the D Note.

                  D. As a condition to such approval, certain of the Banks have required the execution and delivery of this Agreement.

                  NOW, THEREFORE, in order to induce the Banks to approve the D Note, Holder and Company agree as follows:

                  1. Notwithstanding that the Series C Senior Notes are included as "Senior Notes" pursuant to the terms of the D Note and are referred to as "Series C Senior Notes", Company and Holder acknowledge and agree for the benefit of the Banks that (i) the Series C Senior Notes are subordinated to the Exit Financing pursuant to the terms of the Indenture dated November 14, 1995 between the Company and American Bank National Association, as trustee (the "C
Note Indenture") for the Series C Senior Notes and (ii) nothing contained in the D Note shall amend or modify such subordination provisions in the C Note Indenture or be deemed to be the waiver by Banks of any provision thereof and
(iii) any payment or distribution, whether of cash, securities or other property, to creditors of the Company pursuant to Section 2.8(b) of the D Note, shall also be subject to the terms and conditions of the C Note Indenture and to the priorities of distribution set forth therein in favor of the Banks.

                  2. The Holder agrees to take such further action and execute such other documents as may be necessary or appropriate from time to time to acknowledge or effectuate the subordination as provided in Section 2.8 of the D Note as amended by this Agreement.

                  3. Notwithstanding Section 8.11 of the D Note, the Company and Holder acknowledge and agree that the subordination provisions of the D Note, including, without limitation, the provisions of Section 2.8 thereof are for the express benefit of the Banks and, accordingly, the D Note may not be amended or modified without the consent of the Banks.

                  4. Holder represents and warrants that a fully executed copy of this Agreement has been attached to the D Note and the first page of the D
Note includes (either by writing such notation on the face of the D Note or otherwise permanently affixing a notation thereto) that: "This Promissory Note is subject to the terms and conditions of that certain Addendum and Amendment Agreement dated July 24, 1996."

                  5. This writing constitutes the entire agreement of the parties with respect to the subject matter herein. This Agreement may not be amended or modified in any respect without the consent and joinder of the Banks. This Agreement shall bind and inure to the benefit of the Company, the Holder, the Banks, and their respective successors and assigns.

                  6. This agreement may be executed in counterparts, which together shall constitute a single agreement.


                                     UDC HOMES, INC., a Delaware corporation


                                     By:
                                     Name:
                                     Title:


                                     EASTRICH NO. 184 LLC, a(n) ______________
                                     limited liability company
                                        2